Exhibit 99.1


                  FOSTER WHEELER DEFERS TRUST PREFERRED PAYMENT

     HAMILTON, BERMUDA, April 2, 2002--Foster Wheeler Ltd. (NYSE:FWC) has given notice that it is exercising its right to defer the payment of interest on the Junior Subordinated Debentures by extending the interest period of such debentures for two quarterly periods from January 15, 2002 until July 15, 2002.

     According to Gilles A. Renaud, Foster Wheeler's senior vice president and chief financial officer, the decision to defer interest payments was part of ongoing efforts to realign the company's capital structure. "We want to make it clear that this decision is not due to a lack of liquidity. In fact we will show an increase in cash and cash equivalents in the first quarter from $224 million at the close of fiscal 2001," he said.

     This will defer the dividend on the FW Preferred Capital Trust I 9% Preferred Securities for the same time period.

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Note to Editors:

Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.com.

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